                             [ASSETMARK FUNDS LOGO]

Dear Shareholder:

     As a shareholder in the AssetMark Funds, you recently received  information in the mail  regarding a  shareholder  meeting to be held on September 19, 2006.
Included in the package  that you  received  were proxy  materials  seeking your consideration  of,  and your  vote on, an  important  proposal  concerning  your investment in one or more of the AssetMark  Funds. The proposal for each Fund is to  approve a new  investment  advisory  agreement  for the Fund with the Fund's current investment advisor,  AssetMark Investment Services,  Inc. ("AssetMark"),
which will become effective when Genworth Financial,  Inc. acquires ownership of
AssetMark.  We urge you to review  the proxy  statement  that you  received  (an
additional  copy  is  available,   without  charge,  upon  request).   For  your
convenience,  we have  enclosed  an  additional  proxy  card  (or  cards)  and a postage-paid envelope with which you can vote your shares.

            The Board of Trustees of AssetMark Funds has Approved the
                        Proposal and Recommends that you
                            Vote "FOR" the Proposal.

     To  date,  we have not  received  your  proxy  and we  kindly  ask that you consider  the  enclosed  information  and vote today via one of the easy  voting methods  listed below.  As a shareholder of one or more of the Funds on July 12,
2006,  you are entitled to vote on the proposal  regardless  of whether you have recently redeemed some or all of your shares. Your vote is important,  so please vote today.

How can I vote my shares today?

     o    By  logging  on  to  www.proxyvote.com  and  following  the  on-screen instructions;

     o    By dialing the toll-free  telephone number shown on your proxy card(s)
          and following the recorded instructions; or

     o    By  marking,  signing,  and  mailing  the  enclosed  proxy card in the postage-paid envelope provided.

     If you would like to vote  directly with a  representative,  or if you have any  questions  about the  proposal  or proxy  materials,  please call our proxy solicitation firm, D.F. King & Co., Inc., toll free at 1 (888) 414-5566.

                                       AssetMark Funds

                   YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.